O’Neill Law Group PLLC		435 Martin Street, Suite 1010
Blaine, WA 98230

Stephen F.X. O’Neill*	Christian I. Cu**	Telephone: (360) 332-3300
Facsimile: (360) 332-2291
E-mail: cic@stockslaw.com

January 12, 2005

Stream Communications Network & Media Inc.
P.O. Box 20
#1020 - 400 Burrard Street
Vancouver, British Columbia
Canada V6C 3A6

Attention: Stanislaw Lis, President

Dear Sirs:

RE:	STREAM COMMUNICATIONS NETWORK & MEDIA INC. - 2005 Supplemental Compensation Agreements

We have acted as counsel to Stream Communications Network & Media Inc., a British Columbia corporation (the “Company”), in connection with the registration with the United States Securities and Exchange Commission on Form S-8 (the “Registration Statement”) of 800,000 common shares in the capital stock of the Company, without par value, (the “Shares”), which may be issued pursuant to the terms and conditions of supplemental compensation agreements dated December 16, 2004 (the “Supplemental Compensation Agreements”) between the Company and each of Stanislaw Lis, Casey Forward, Iwona Kozak, Ping Shen, Mark Behringer and Teresa Rzepczyk (collectively, the “Employees”).

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Notice of Articles, issued by the Registrar of Companies for the Province of British Columbia (the “Registrar”) on January 10, 2004; (c) the Articles of the Company adopted pursuant to special resolutions adopted at the general meeting of the Company’s shareholders held at 10:00 am on June 30, 2004 and reconvened at 10:00 am on July 16, 2004 and effective upon filing of the Notice of Alteration described above; (d) certain records of the Company’s corporate proceedings, including resolutions of the Board of Directors approving the Registration Statement and the Supplemental Compensation Agreements; (e) the Supplemental Compensation Agreements; and (f) such statutes, records and other documents as we have deemed relevant. We have also relied, without investigation, on an officer’s certificate provided by Stanislaw Lis, the Company’s President and Chief Executive Officer.

Subject to the foregoing and to the assumptions, limitations and qualifications as are set out in this letter, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Supplemental Compensation Agreements, will be validly

VANCOUVER OFFICE:	O’Neill Law Corporation
Suite 1880, 1055 West Georgia Street, Box 11122, Vancouver, British Columbia, Canada V6E 3P3
Tel: (604) 687-5792 / Fax: (604) 687-6650
*Washington and British Columbia Bars **Nevada, Washington and British Columbia Bars

O’Neill Law Group PLLC	2

issued, fully paid and non-assessable under the Business Corporations Act (British Columbia).

In rendering our opinion, we have assumed (a) the genuineness of all signatures on documents examined by us; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, photostatic, facsimile or other copies; (d) the legal capacity of the officers and directors of the Company; (e) that all documents submitted to us for our review have not been altered or amended in any respect; and (f) that at the time the Company is or becomes obligated to issue any Shares upon the exercise of stock options granted, the Company will have adequate authorized and unissued shares of Common Stock to fulfill such obligations and will be in good standing with the Registrar of Companies for the Province of British Columbia. We have further assumed that each of the statements made and certified in the officer’s certificate provided to us by Stanislaw Lis was true and correct, without investigation thereto, and remains true and correct on the date hereof.

This opinion is limited to the general corporate laws of the Province of British Columbia and we express no opinion as to the effect or applicability of any securities, “blue sky” or other laws of the various states, provinces or any other jurisdiction. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect changes in the facts or law that may hereafter occur or take effect.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

O’NEILL LAW GROUP PLLC

By:	/s/ Christian I. Cu
CHRISTIAN I. CU